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                                                                     Exhibit 4.6

               SECOND AMENDMENT TO HOLLYWOOD CASINO CORPORATION
                     1996 NON-EMPLOYEE DIRECTOR STOCK PLAN
                     -------------------------------------


     WHEREAS, Hollywood Casino Corporation, a Delaware corporation (the "Company"), established the Hollywood Casino Corporation 1996 Non-Employee Director Plan effective June 12, 1996 (as amended by that certain Amendment to Hollywood Casino Corporation 1996 Non-Employee Director Stock Plan dated as of June 19, 1998, the "Plan"); and

     WHEREAS, all capitalized terms used but not defined herein shall have the respective meanings assigned to them in the Plan; and

     WHEREAS, Article 9 of the Plan authorizes the Board of Directors of the Company to amend the Plan without the approval of the stockholders of the Company unless stockholder approval is necessary to comply with Rule 16b-3 promulgated under Section 16(b) of the Securities Exchange Act of 1934; and

     WHEREAS, the Board of Directors of the Company has authorized the amendment of the Plan to (i) provide that, effective as of August 15, 2000, (A) each person serving as an Outside Director on August 15, 2000 shall receive a Stock Option for 2,500 shares of Common Stock on such date (in addition to the Stock Option for 2,500 shares of Common Stock which each person serving as an Outside Director on January 15, 2000 previously received on such prior date) and (B) each person serving as an Outside Director on January 15/th/ of each calendar year commencing with the calendar year 2001 and continuing with each calendar year thereafter throughout the remainder of the term of the Plan shall receive a Stock Option for 5,000 shares of Common Stock on each such date and (ii) increase the maximum number of shares of Common Stock that may be issued to satisfy the requirements of the Plan from 150,000 to 200,000;

     NOW, THEREFORE, effective as of August 15, 2000, the Company hereby amends the Plan as follows:

     1. The first paragraph of Article 4 of the Plan is amended to read in its entirety as follows:

          "The Committee shall grant Stock Options as follows: (i) each Outside Director serving as such on the effective date of the Plan shall receive a stock option for 10,000 shares of Common Stock; (ii) each person who shall subsequently be elected or appointed after the effective date of the Plan to serve as an Outside Director and who shall not have previously served as an Outside Director of the Company shall receive a Stock Option for 10,000 shares of Common Stock; (iii) each person serving as an Outside Director on August 15, 2000 shall receive a Stock Option for 2,500 shares of Common Stock on such date (in addition to the Stock Option for 2,500 shares of Common Stock which
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     each person serving as an Outside Director on January 15, 2000 previously received on such prior date); and (iv) each person serving as an Outside Director on January 15/th/ of each calendar year commencing with the calendar year 2001 and continuing with each calendar year thereafter throughout the remainder of the term of the Plan shall receive a Stock Option for 5,000 shares of Common Stock on each such date."

     2. The first sentence of Article 5 of the Plan is amended to read in its entirety as follows:

          "The maximum number of shares of Common Stock that may be issued pursuant to Awards granted under the Plan is two hundred thousand (200,000) (as may be adjusted in accordance with Articles 12 and 13 hereof)."

     IN WITNESS WHEREOF, the Company has executed this Second Amendment this 15/th/ day of August, 2000.

                                   HOLLYWOOD CASINO CORPORATION


                                   /s/ Jack E. Pratt
                                   -------------------------
                                   Jack E. Pratt
                                   Chairman of the Board and Chief Executive
                                   Officer
Attest:


/s/ William D. Pratt
---------------------------
William D. Pratt, Secretary

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